Exhibit 99

UMH PROPERTIES, INC. ANNOUNCES ACQUISITION OF A GEORGIA COMMUNITY THROUGH ITS QUALIFIED OPPORTUNITY ZONE FUND

FREEHOLD, NJ, January 19, 2023........ UMH Properties, Inc. (NYSE: UMH) today announced that it closed on the acquisition of a manufactured home community located in Albany, Georgia, for a total purchase price of $3.65 million through UMH’s qualified opportunity zone fund. This brand-new community contains 118 developed homesites and is situated on approximately 26 acres.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce the acquisition of Mighty Oak, a newly-developed manufactured housing community located in Albany, Georgia. This is our first community located in Georgia and it further expands our footprint in the Southeast. Several major corporations located nearby, such as Pratt Industries, Thrush Aircraft and Amadas Industries, have made or have announced plans to make significant new capital investments to their facilities, creating a growing workforce in Albany that needs quality affordable housing. We, therefore, plan to implement our rental home program in our community, which should result in rapid infill and strong returns.

“This is our second community acquired through our qualified opportunity zone fund. By providing quality affordable housing in opportunity zones, we will help make these areas even more attractive to employers who need housing for their employees. UMH will earn fees to manage the community and will have the first right to purchase the community upon divestiture by the fund. We look forward to acquiring additional communities in opportunity zones throughout the country.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities with approximately 25,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also owns and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Contact: Nelli Madden

732-577-9997

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